UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

LIFEWAY FOODS, INC.

(Exact name of registrant as specified in its charter)

ILLINOIS	000-17363	36-3442829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6431 Oakton St. Morton Grove, IL		60053
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (847) 967-1010

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2018, Lifeway announced that it has appointed Neha Clark, 43, effective August 9, 2018 as its Chief Financial Officer. Ms. Clark succeeds our interim Chief Financial Officer, Eric Hanson, who will remain with us as our Chief Accounting Officer and Corporate Controller.

Neha brings deep industry experience and dynamic leadership to Lifeway from her distinguished 20-year career in the food and packaging industry. From June 2017 until her appointment as Lifeway’s CFO, Neha was employed by Coveris (recently acquired by TC Transcontinental) as the Chief Transformation Officer of Coveris Americas and, previously, from 2016 to June 2017, as Chief Financial Officer of Coveris’ $1+ billion North American food and consumer flexible packaging business.

Prior to joining Coveris, Neha held increasingly senior positions at Kraft Heinz. From 2011 through 2015, Neha was the Director of Finance for Kraft Heinz’s $4 billion grocery business unit. From 1999 through 2011, she held senior finance positions in Kraft Heinz’s North American commodities business, its marketing services division, its corporate business analysis group, and other grocery categories. At Kraft, she had a record of building profitable brands and maximizing performance for some of the company’s largest brands, including Kraft Macaroni & Cheese, Jell-O & Cool Whip.

Neha began her career as an auditor for Grant Thornton and holds Bachelor of Science in Accounting from Indiana University in Bloomington, Indiana. She became a Certified Public Accountant in 1999.

Employment Agreements

On July 20, 2018, Lifeway entered into an employment agreement with Ms. Clark for her employment as our Chief Financial Officer (the “Clark Employment Agreement”), the term of which is effective as of August 9, 2018 and expires on December 31, 2018. The Clark Employment Agreement automatically renews on January 1 of each year, and renews automatically for successive terms of one year, unless pursuant to the Agreement it is terminated earlier or the Board gives timely notice of non-renewal. Ms. Clark’s initial base salary is $390,000, which is subject to annual review by the Board. Pursuant to the Agreement, Ms. Clark is also eligible for certain cash, equity, and other incentive awards, in the sole discretion of the Board, based on the satisfaction of certain pre-established performance goals established by the Board. For 2018, the Board has set bonus targets in compliance with its Omnibus Plan and applicable IRS regulations governing performance-based compensation. Ms. Clark is subject to covenants not to compete and not to solicit Lifeway customers, contractors, suppliers, or employees during her employment and for a period of 18 months following her termination for any reason. The Company will not unreasonably withhold its consent to competitive employment during the 18-month period if Ms. Clark satisfies certain obligations regarding her future employment. The Company may terminate Ms. Clark’s employment for any lawful reason, with or without Cause, and Ms. Clark may resign for or without Good Reason (each as defined in the Clark Employment Agreement).

Employment Agreements’ summary of payments and benefits due after termination of employment

Pursuant to the Clark Employment Agreement, Ms. Clark, upon Non-Renewal, termination without Cause, or by her resignation with Good Reason (as defined in the Clark Employment Agreement), will be entitled to certain payments and benefits shown in the tables below. Receipt of any severance amounts under the Clark Employment Agreement is conditioned on execution of an enforceable general release of claims in a form satisfactory to us.

	Non-Renewal	Termination without Cause or Resignation for Good Reason	Termination for Cause or Resignation Without Good Reason
Base Salary	3 months after termination date	The remainder of the term or 6 months, whichever is greater	Through termination date
Bonus Payments	Except during the Initial Term, Greater of (i) bonus for fiscal year of termination date (ii) bonus paid for fiscal year prior to termination date	Greater of (i) bonus for fiscal year of termination date (ii) bonus paid for fiscal year prior to termination date	None
Outstanding Equity Awards	Vested but unsettled outstanding equity awards	Accelerated vesting of all outstanding equity awards	Vested but unsettled outstanding equity awards
Health Insurance	None	Company-paid COBRA premiums through the earliest of (i) six calendar months after termination date, (ii) the date executive becomes eligible for group health insurance through another employer, or (iii) the date executive ceases to be eligible for COBRA coverage	None
Financial Services or Transition-Related	None	$10,000	None

2

The foregoing references to and descriptions of the Clark Employment Agreement in this Current Report do not purport to be complete are qualified in their entirety by reference to the full text of the Clark Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Family Relationships

There is no family relationship between Ms. Clark and any Lifeway director or executive officer.

Related Party Transactions

Ms. Clark has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

No.	Description	Form	Period Ending	Exhibit	Filing Date

10.1	Employment Agreement dated July 20, 2018 with Neha J. Clark.	Filed Herewith
99.1	Press release of Lifeway Foods dated August 3, 2018	Furnished Herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     August 3, 2018

LIFEWAY FOODS, INC.
By:	/s/ Douglas A. Hass
Name: Douglas A. Hass Title: General Counsel and Assistant Corporate Secretary

3